Exhibit 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
December 3, 2021	Chief Financial Officer
(800) 445-1347 ext.8716

United Bankshares, Inc. Completes Its Acquisition

of Community Bankers Trust Corporation

WASHINGTON, D.C. and CHARLESTON, WV — United Bankshares, Inc. (“United”) (NASDAQ: UBSI), the parent company of United Bank, announced the completion of its acquisition of Community Bankers Trust Corporation (“Community Bankers Trust”) (NASDAQ: ESXB), the parent company of Essex Bank with $1.7 billion in assets, headquartered in the greater Richmond region. United now has approximately $29 billion in assets, with nearly 250 offices in Virginia, Maryland, Washington, D.C., North Carolina, South Carolina, Georgia, Pennsylvania, West Virginia, and Ohio.

“We are extremely pleased to have Community Bankers Trust joining United,” said Richard M. Adams, Chairman and CEO of United. “We have been looking forward to the opportunity to broaden our footprint throughout Virginia and Maryland, and this transaction will allow us to enhance our presence in some of the most desirable banking markets in the nation.”

The merger brings together two high-performing banking companies and strengthens United’s position as one of the largest and best performing regional banking companies in the Mid-Atlantic and Southeast. The Community Bankers Trust transaction represents the 33rd acquisition of the current administration of United and will result in a combined organization that ranks as the 41st largest banking company in the U.S. based on market capitalization.

Former Community Bankers Trust President and CEO, Rex L. Smith III, stated, “We are excited to become a part of the United Bank family. Our organizations’ similar cultures and values will be a great benefit to our customers, employees, and shareholders. United will provide the products and technology to meet the needs of individuals and businesses in our community, while preserving relationship-based banking and local decision-making.” Mr. Smith was retained as Regional President responsible for the former Essex Bank locations in Virginia.

About United Bankshares, Inc.

United Bankshares, Inc. (“United”) is a financial holding company with approximately $29 billion in consolidated assets. United is the parent company of United Bank, which comprises nearly 250 offices in Virginia, Maryland, Washington, D.C., North Carolina, South Carolina, Georgia, Pennsylvania, West Virginia, and Ohio. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”. United has increased its dividend to shareholders for 48 consecutive years – a record only one other major banking company in the United States has been able to achieve.

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